EXHIBIT 21



                     SUBSIDIARIES OF AZTAR CORPORATION

The Company has no parent corporation. In addition to the subsidiaries listed below, the Company has eleven other wholly-owned subsidiaries. The unnamed subsidiaries, considered in the aggregate, would not constitute a significant subsidiary.

                                                         Jurisdiction of
                                                          Incorporation
            Name                                         or Organization
            ----                                         ---------------

Adamar Garage Corporation                                   Delaware

Adamar of Nevada                                            Nevada

Adamar of New Jersey, Inc.                                  New Jersey
     dba Tropicana Casino and Resort

Atlantic-Deauville, Inc.                                    New Jersey

Aztar Development Corporation                               Delaware

Aztar Indiana Gaming Corporation                            Indiana
     dba Casino Aztar Evansville

Aztar Missouri Gaming Corporation                           Missouri
     dba Casino Aztar Caruthersville

Hotel Ramada of Nevada                                      Nevada
     dba Tropicana Resort and Casino

Ramada Express, Inc.                                        Nevada
     dba Ramada Express Hotel and Casino

Ramada New Jersey, Inc.                                     New Jersey

Ramada New Jersey Holdings Corporation                      Delaware